Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF BEYOND MEAT, INC.

Beyond Meat, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Beyond Meat, Inc.

2.The Corporation was originally incorporated on April 8, 2011, under the name “J Green Natural Foods Co.”

3.Section 1 of Article IV of the Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended in its entirety to read as follows:
“Section 1. The total number of shares of all classes of stock that the Corporation has authority to issue is 100,500,000 shares, consisting of two classes: 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
4.Article IV of the Certificate is hereby amended by adding the following paragraph as a new section, Section 5:
“Section 5. Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, each 30 shares of Common Stock then issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the respective holders of such shares, the exact ratio within the 10 to 150 range to be determined by the Board prior to the Effective Time and publicly announced by the Corporation.”
5.All other provisions of the Certificate shall remain in full force and effect.

6.This Certificate of Amendment shall become effective at 11:59 p.m., Eastern Time, on August 13, 2026.

7.The foregoing amendments of the Certificate have been duly authorized and adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on August 13, 2026.
BEYOND MEAT, INC.
By:    /s/ Lubi Kutua
Name: Lubi Kutua
Title: Chief Financial Officer and Treasurer